Exhibit (h)(5)

Agreement and Plan of Reorganization

between the Predecessor Fund

(as defined in the Prospectus of Whitebox Long Short Equity Fund) and Whitebox Long Short Equity Fund,

a series of the Registrant.

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“AGREEMENT”) is made as of October 22, 2012, by and between WHITEBOX LONG SHORT EQUITY PARTNERS, L.P., a British Virgin Islands limited partnership (the “Acquired Fund”) and WHITEBOX MUTUAL FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series, the WHITEBOX LONG SHORT EQUITY FUND (the “Acquiring Fund”).

The reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for Institutional Class Shares of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund specified in paragraph 1.3, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

THE REORGANIZATION AND FUND TRANSACTIONS

1.1.         The Reorganization. Subject to the terms and conditions herein set forth, at the Effective Time (as defined in paragraph 2.4), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in paragraph 1.2) of the Acquired Fund, to the Trust on behalf of the Acquiring Fund, and the Trust shall assume the Liabilities (as defined in paragraph 1.3) of the Acquired Fund on behalf of the Acquiring Fund. In consideration of the foregoing, at the Effective Time, the Trust shall, on behalf of the Acquiring Fund, deliver to the Acquired Fund, full and fractional Acquiring Fund Shares (to the third decimal place). The number of Acquiring Fund Shares to be delivered shall be determined as set forth in paragraph 2.2.

1.2.         Assets of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Effective Time, books and records, and any other property owned by the Acquired Fund at the Effective Time (collectively, the “Assets”).

1.3.         Liabilities of the Acquired Fund. The Acquired Fund will discharge all of its liabilities and obligations prior to the Effective Time, other than liabilities and obligations necessary or appropriate for the Acquired Fund’s normal investment operations that were incurred in the ordinary course of business consistent with past practice. The Acquiring Fund shall assume all liabilities of the Acquired Fund, whether known or unknown, existing at the Effective Time (collectively, the “Liabilities”).

ARTICLE II

VALUATION

2.1.        Net Asset Value of the Acquiring Fund Shares. The net asset value of the Acquiring Fund Shares to be issued to the Acquired Fund in connection with the Reorganization shall be $10.00 per share.

2.2.        Calculation of Number of Acquiring Fund Shares. The number of Acquiring Fund Shares to be issued in connection with the Reorganization shall be equal to the quotient of (i) the value of the net assets (the Assets minus the Liabilities) of the Acquired Fund, determined in accordance with Section 2.3 as of the Effective Time, divided by (ii) the $10.00, the initial net asset value of each Acquiring Fund Share to be issued to the Acquired Fund in connection with the Reorganization.

2.3.        Calculation of Values. All computations of value with respect to the Assets and the Liabilities shall be made by Whitebox Advisors, LLC (the “Advisor”).

2.4.        Effective Time. The effective time of the Reorganization shall be close of business on the business day on which Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of the Trust (the “Registration Statement”), filed under the Securities Act of 1933, becomes effective (the “Effective Time”).

ARTICLE III

CLOSING

3.1.        Closing. The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the office of the Advisor in Minneapolis, Minnesota. All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time.

3.2.        Transfer and Delivery of Assets. On or prior to the Closing, the Acquired Fund shall ensure that the Assets have been delivered in proper form to the custodian for the Acquiring Fund.

3.3.        Share Records. The Acquiring Fund cause the appropriate number of Acquiring Fund Shares to be issued and credited on its books and records to the Acquired Fund as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1.        Representations and Warranties of the Acquired Fund. The Acquired Fund represents and warrants to the Trust, on behalf of the Acquiring Fund, as follows:

(a)        The Acquired Fund is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with power under its organizational documents, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)        At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment of Acquiring Fund Shares for such Assets, the Trust, on behalf of the Acquiring Fund, will acquire good and marketable title thereto.

(c)        The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Acquired Fund, and, subject to any required approvals by the partners of the Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms.

4.2.        Representations and Warranties of the Trust. The Trust, on behalf of the Acquiring Fund, represents and warrants to the Acquired Fund as follows:

(a)        The Acquiring Fund is a duly established series of the Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)        The Trust is registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act shall be in full force and effect on the Closing.

(c)        At the Effective Time, the Acquiring Fund will have no assets and no liabilities. The Acquiring Fund has not commenced operations and will not commence operations or the public offering of Acquiring Fund Shares until after the Closing.

(d)        The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of the Trust, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms.

(e)        The Acquiring Fund Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Agreement will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Trust.

ARTICLE V

CONDITIONS PRECEDENT

5.1.        Conditions Precedent to Closing. The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at the Acquired Fund’s election, to the following conditions:

(a)        All representations and warranties of the Trust, on behalf of the Acquiring Fund, and of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)        The Acquired Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.2.

(c)        All required consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquired Fund and the Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

(d)        The Registration Statement shall have become effective under the 1933 Act and the 1940 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act or the 1940 Act.

(e)        Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

ARTICLE VI

EXPENSES

8.1.        Expenses of Reorganization. The expenses relating to the proposed Reorganization will be paid by the Advisor. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, legal fees and accounting fees with respect to the Reorganization, costs related to obtaining any necessary shareholder or partner approvals (including related legal fees and accounting fees, costs of preparing any proxy or information statements, costs of holding shareholder or partner meetings), and all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

ARTICLE VII

AMENDMENTS AND TERMINATION

7.1.        Amendments. This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the General Partner and the Trust.

7.2.        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the General Partner or the Board of Trustees, on behalf of the Acquired Fund or the Acquiring Fund, respectively, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such General Partner or Board of Trustees, make proceeding with the Agreement inadvisable.

ARTICLE VIII

MISCELLANEOUS

8.1.        Entire Agreement. The Acquired Fund and the Trust agree this Agreement constitutes the entire agreement between the parties relating to the Reorganization.

8.2.        Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.3.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

8.4.        Assignment. No assignment or transfer of this Agreement or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

8.5.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first set forth above.

WHITEBOX LONG SHORT EQUITY PARTNERS, L.P.		WHITEBOX MUTUAL FUNDS, on behalf of its series, Whitebox Long Short Equity Fund

By Whitebox Long Short Equity Advisors, LLC, its general partner

By Whitebox Advisors, LLC, its Managing Member

By:	/s/ Mark Strefling	By:	/s/ Bruce Nordin

Name:	Mark Strefling	Name:	Bruce Nordin
Title:	CCO	Title:	President